NEWS RELEASE

Industrial Services of America, Inc. expects full-year earnings between $0.40 and $0.45

LOUISVILLE, Ky. (March 19, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today announced financial guidance for the fourth quarter and full year 2008.

For the full fiscal year 2008, ISA expects earnings of between $0.40 and $0.45 per basic and diluted share on revenues of approximately $100 million.  That compares with full-year 2007 earnings of $0.71 per share and revenues of $77.0 million.

After three profitable quarters in 2008, the Company said an expected fourth quarter operating loss of $0.29 to $0.34 per share and one-time charges after income tax of $0.37, which will result in a fourth quarter 2008 loss between $0.66 to $0.71 per basic and diluted share. The fourth quarter 2008 loss reflects three primary factors:

--          an operating loss caused by much lower demand and lower prices for ISA recyclable commodities, a result of the slowdown of global economic activity

--          an inventory write-down of approximately $1.2 million to revalue ferrous and non-ferrous inventories at the current lower market prices

--          a $990,000 reserve for the previously announced settlement of a lawsuit

Reported fourth quarter 2007 earnings were $566,295, or $0.16 per share, on revenues of $21.6 million.  The Company expects to report full-year 2008 and fourth quarter earnings on or about March 31, 2009.

"Due to the worldwide economic downturn, the demand for recycled products and commodities came to a standstill in the fourth quarter of 2008, and we responded by cutting overhead and reducing staff," said Brian Donaghy, President and Chief Operating Officer of ISA. "While this trying time presented management many challenges, it also provided some real opportunities."

During the first quarter of 2009, ISA expanded into the stainless steel and high-temperature alloys recycling business by purchasing inventories from Ventures Metals, LLC, agreeing to lease its processing equipment and facilities on Campground Road in Louisville, KY and in Mobile, Ala., and hiring key executives to head up a new ISA Alloys division.  Over 90% of the inventories acquired in the transaction have been sold and shipped.

By settling the lawsuit, ISA is re-gaining access to several acres of property and facilities at its Grade Lane headquarters.  The area will host ISA's new stainless steel operations, allowing the company to consolidate ferrous and non-ferrous metals and stainless steel processing at its Grade Lane location. "We expect this consolidation will improve processing efficiencies and reduce unit costs," Donaghy said.

 ISA transformed its new Campground Road location into a full-service recycling material receiving facility.  The Company began expanded operations at this location March 16th and this location is expected to play a strategic role in providing materials for ISA's new high-capacity shredder on Grade Lane.  The shredder, anticipated to begin full operations in April, will increase processing capacity, offer specialty grades of scrap and improve end-product quality.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at http://www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

The Company's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Key words: recycling, scrap, ferrous, non-ferrous, stainless, waste management, global markets.